Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139425

PROSPECTUS SUPPLEMENT #2

Dated: September 3, 2009

To Prospectus dated December 15, 2006

WMS INDUSTRIES INC.

Up to 1,882,554 Shares

Common Stock, Par Value $.50

This prospectus supplement supplements our prospectus, dated December 15, 2006, relating to the resale by certain of our officers and directors of up to 1,882,554 shares of our common stock. The prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock involves risks. Please see “Risk Factors” on page 2 of the accompanying prospectus for a discussion of these risks.

SELLING STOCKHOLDERS

The following table sets forth information for each selling stockholder, based upon information available to us as of September 3, 2009. We undertake no obligation to update this information. Information about additional selling stockholders may be contained in supplements to the prospectus. The table below also sets forth “Shares Available to be Sold”, which represents the maximum number of Shares that could be sold under this prospectus by the holder assuming the vesting of all awards, achievement of all performance criteria and exercise of all options. The listing of shares under “Shares Available to be Sold” does not reflect a commitment by the stockholder to sell any or all of the stated number of Shares. The actual number of Shares to be sold, if any, shall be determined from time to time by each Selling Stockholder in his or her discretion. We have not been informed whether any selling stockholders intend to sell any Shares.

The table below supplements or amends the table of selling stockholders contained under the heading “Selling Stockholders” on pages 10-12 of the prospectus. The information set forth in the following table supersedes the information in the prospectus.

Name and Position	Amount and Nature of Beneficial Ownership (1)		Shares Available to be Sold (2)	Shares Beneficially Owned After Offering		Percent of Class After Offering (1)
Harold H. Bach, Jr. Director	22,948		22,948	—		*

Robert J. Bahash Director	50,002		40,002	10,000		*

Orrin J. Edidin President	102,450		205,707	—		*

Brian R. Gamache Chairman and Chief Executive Officer	673,704	(3)	479,482	324,900	(3)	*

Kenneth Lochiatto Executive Vice President and Chief Operating Officer	96,798		166,286	—		*

Kathleen J. McJohn Vice President, General Counsel and Secretary	50,987		78,559	—		*

Patricia M. Nazemetz Director	32,666		32,666	—		*

John P. McNicholas, Jr. Vice President, Controller and Chief Accounting Officer	36,021		54,675	—		*

Louis J. Nicastro Founding Director	34,273		34,273	—		*

Neil D. Nicastro Director	60,597		60,576	21		*

Larry J. Pacey Executive Vice President and Chief Innovation Officer	133,184		196,621	—		*

Edward W. Rabin, Jr. Lead Director	68,888	(4)	32,970	35,918	(4)	*

Scott D. Schweinfurth Executive Vice President, Chief Financial Officer and Treasurer	264,878		335,267	1,500		*

Ira S. Sheinfeld Director	60,448		60,448	—		*

Bobby Siller Director	32,666		32,666	—		*

William J. Vareschi, Jr. Director	56,908		49,408	7,500		*

*	Less than 1%

(1)	Based on 50,990,579 shares outstanding as of August 24, 2009. Includes shares subject to options that are currently exercisable or may become exercisable within 60 days, restricted stock, restricted stock units and deferred stock units. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person listed above.

(2)

“Shares available to be sold” consists of the following securities currently held by the individuals listed above: (i) shares of common stock already received upon vesting of restricted stock, exercise of options, vesting of restricted stock units or payout of equity-based performance units; (ii) restricted shares including shares of restricted stock, restricted stock units and restricted stock units with a performance component; (iii) shares of common stock underlying stock options, (iv) shares of common stock underlying deferred units, and (v) shares of common stock which may be paid out under equity-based performance units. Equity-based performance units are reflected at 200% of the number of units awarded because these units may pay out a number of shares equal to up to 200% of the number of units awarded. See the below chart for an individual listing of such securities held by the individuals listed above which were received under the 1998 Non-Qualified Stock Option Plan, 2000 Stock Option Plan, 2002 Stock Option Plan, and the Amended and Restated 2005 Incentive Plan or in accordance with the antidilution provisions of such plans:

Name and Title	Common Stock	Restricted Securities	Stock Options		Deferred Units	Equity-based Performance Units (100%)
			Total	Exercisable
Harold H. Bach, Jr.	—	17,970	0	0	4,978	—
Robert J. Bahash	3,668	11,334	25,000	25,000	—	—
Orrin J. Edidin	8,066	39,899	117,660	54,485	—	20,041
Brian R. Gamache	34,926	82,185	286,261	231,693	—	38,055
Kenneth Lochiatto	—	16,281	130,707	80,517	—	9,649
Kathleen J. McJohn	612	7,614	55,155	42,761	—	7,589
Patricia M. Nazemetz	—	7,666	25,000	25,000	—	—
John P. McNicholas, Jr.	1,666	2,872	43,641	31,483	—	3,248
Louis J. Nicastro	—	17,970	11,325	11,325	4,978	—
Neil D. Nicastro	3,668	17,970	33,960	33,960	4,978	—
Larry J. Pacey	—	31,551	138,424	101,633	—	13,323
Edward W. Rabin, Jr.	—	17,970	15,000	15,000	—	—
Scott D. Schweinfurth	14,358	20,530	268,221	228,490	—	16,079
Ira S. Sheinfeld	—	17,970	37,500	37,500	4,978	—
Bobby Siller	—	7,666	25,000	25,000	—	—
William J. Vareschi, Jr.	—	17,970	26,460	26,460	4,978	—

(3)	Includes 300,000 shares owned by Phyllis Redstone for which the reporting person has sole voting power but not dispositive power pursuant to a Voting Proxy Agreement.

(4)	Includes 32,168 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife, and this prospectus supplement shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.